Exhibit 99.1

CONTACT:	GLENN C. CHRISTENSON, (800) 544-2411 OR (702) 367-2484
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CHIEF ADMINISTRATIVE OFFICER

WILLIAM W. WARNER, (800) 544-2411 OR (702) 221-6620
EXECUTIVE VICE PRESIDENT/CHIEF DEVELOPMENT OFFICER

LESLEY A. PITTMAN, (800) 544-2411 OR (702) 367-2437
VICE PRESIDENT OF CORPORATE & GOVERNMENT RELATIONS

FOR IMMEDIATE RELEASE:    DECEMBER 9, 2003

STATION CHANGES BOARD COMPOSITION

Las Vegas – Station Casinos, Inc. (NYSE: STN) (“Station” or the “Company”) today announced that Lee Isgur has been elected to its Board of Directors and that Glenn Christenson and Delise Sartini have resigned from the Board.  As a result of these changes, the majority of the Company’s Board now consists of independent directors.  The independent members of the Company’s Board are Lowell H. Lebermann, Dr. James Nave, Lynette Boggs-McDonald and Mr. Isgur.  The remaining members of the Board are Frank Fertitta III, Lorenzo Fertitta and Blake Sartini. The Company also announced that Lorenzo Fertitta has assumed the additional responsibilities of Vice Chairman of the Board.

“Changing the Board composition to a majority of independent directors is an important step and is reflective of our growth as a Company.  We are excited that Lee has chosen to join our Board.  He brings a wealth of financial expertise, as well as experience in the gaming, entertainment and technology industries.  Lee will serve as the “financial expert” on our Board’s Audit Committee in accordance with the new disclosure requirements under Sarbanes-Oxley. We are also fortunate that the Board will still have access to Glenn Christenson in his continuing role as Chief Financial Officer and to Delise Sartini in her role as one of the Company’s largest shareholders,” said Frank Fertitta III, Chairman and Chief Executive Officer of the Company.

Mr. Isgur, a CFA, has over thirty years of experience in research and investment banking in the gaming, entertainment, and technology industries. Since 1999, he has served on the Board of Directors of eDiets and is a member of that company’s Executive Committee and chairs the Audit and Compensation Committees.  He is the Managing Partner of Corporate Counselors, a research and investment banking consulting firm formed in 1997. From 1994 to 1997, Mr. Isgur was a Managing Director of Jeffries & Company, an investment-banking firm.  Prior to that, he was a Partner at Volpe Welty & Company, a leading San Francisco research and investment banking boutique known for its expertise in high technology industries.

Before moving to the West Coast, Mr. Isgur was the gaming, entertainment, and leisure industries research analyst for nearly 14 years at Paine Webber Mitchell Hutchins Inc., where he was First Vice President.  There, his financial community peers voted him as an “all-star” analyst for 10 consecutive years.

Over the course of his investment banking career, Mr. Isgur was involved in a wide variety of transactions with numerous gaming and entertainment companies including initial public offerings, mergers and acquisitions and other banking activities. His clients included, among others, Bally Casinos, Bally Gaming, Fitzgerald’s, Acclaim Entertainment, Monarch Hotel & Casino, Rio Hotel and Casino, Station Casinos, Bally Manufacturing, Carmike Cinemas, Electronic Arts, Golden Nugget, Harrah’s, and King World Entertainment (now Viacom). Mr. Isgur has not performed any services for the Company since prior to 1995.

Since 2001 he has been a Principal and CFO of Marché, a Menlo Park, California restaurant, he helped found and organize.

Mr. Isgur graduated from the Amos Tuck School of Business at Dartmouth College, Hanover, NH with an MBA, and received a BA in economics from Reed College, Portland, Oregon.  He lives with his wife Barbara in Woodside, California.

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada.  Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel

& Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada.  Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, the Company manages the Thunder Valley Casino for the United Auburn Indian Community just outside Sacramento, California.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140.  Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com.